Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. of our report dated March 3, 2017 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Heritage Oaks Bancorp and Subsidiaries as of and for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus/consent solicitation statement.

/s/ Crowe Horwath LLP

Sacramento, California
September 26, 2017